Exhibit 99.1


            Pediatrix Announces Director Nominees for Annual Meeting

    FORT LAUDERDALE, Fla.--(BUSINESS WIRE)--April 9, 2004--Pediatrix Medical Group, Inc. (NYSE:PDX) today announced that its non-executive Chairman of the Board, John K. Carlyle, will not stand for re-election to the Board of Directors at Pediatrix's Annual Meeting on May 20, 2004, and that Lawrence M. Mullen will stand for election as a director in Mr. Carlyle's place.
    Mr. Mullen, 61, was Pediatrix's Chief Financial Officer from 1995 through July 1998, and served as Chief Operating Officer from April 1997 through May 2000. He retired from Pediatrix in April 2001. Mr. Mullen was a partner of KPMG LLP, where he was employed for nearly 30 years.
    "I have enjoyed the opportunity of participating with members of Pediatrix's Board and its management team as we worked together to deliver the clinical and financial synergies that were envisioned with the combination of Pediatrix and Magella Healthcare," said Mr. Carlyle. "This is a unique organization that I believe will continue to succeed because of its ability to serve so many key constituents in healthcare, including patients, physicians, hospital administrators and payors, while delivering value to shareholders."
    Mr. Carlyle, 49, was elected Chairman of the Board in June 2004 and has been a member of the Board of Directors since May 2001 when Pediatrix completed the acquisition of Magella Healthcare, Inc. Mr. Carlyle was Chief Executive Officer of Magella, a physician group practice, from 1998 until it was acquired by Pediatrix.
    "We're grateful to John for his leadership and contributions to Pediatrix over these past three years, and we wish him well as he commits his talent and vision to other opportunities within healthcare," said Roger J. Medel, M.D., President and Chief Executive Officer of Pediatrix and a member of its Board of Directors. "We're pleased to have Larry Mullen as a nominee to our Board. With his extensive experience in the healthcare industry and his knowledge of Pediatrix, our Board of Directors will continue to provide the strategic direction and important corporate oversight that our shareholders have come to expect."
    Following the Annual Meeting, Pediatrix's Board of Directors expects to elect a new Chairman of the Board to succeed Mr. Carlyle.
    In addition to Mr. Mullen, director nominees for 2004-2005 also include six existing directors. They are: Cesar L. Alvarez, 56, President and Chief Executive Officer of Greenberg Traurig, P.A., and a Pediatrix director since 1997; Waldemar A. Carlo, 51, Professor of Pediatrics and Director, Division of Neonatology at the University of Alabama, Birmingham and a Pediatrix director since 1999; Michael B. Fernandez, 51, Chairman and Chief Executive Officer of CarePlus Health Plans, Inc. and a Pediatrix director since 1995; Roger K. Freeman, M.D., 68, Director of OB/GYN Newborn CareLine, Long Beach Memorial Women's Hospital and a Pediatrix director since 2002; Paul G. Gabos, 38, Chief Financial Officer of Lincare Holdings, Inc. (NASDAQ:LNCR) and a Pediatrix director since 2002; and Dr. Medel, 56, who co-founded Pediatrix in 1979.
    Pediatrix's Annual Meeting of Shareholders will be held May 20 at 10 a.m. Eastern Time at the Sheraton Suites Hotel, 311 N. University Dr., Plantation, FL.

    About Pediatrix

    Pediatrix was founded in 1979. Pediatrix physicians are reshaping the delivery of maternal-fetal and newborn care, identifying best demonstrated processes and participating in clinical research to enhance patient outcomes and provide high-quality, cost-effective care. Its neonatal physicians provide services at more than 200 NICUs, and through Obstetrix, its perinatal physicians provide services in many markets where Pediatrix's neonatal physicians practice. Combined, Pediatrix and its affiliated professional corporations employ more than 690 physicians in 30 states and Puerto Rico. Pediatrix is also the nation's largest provider of newborn hearing screens and newborn metabolic screening. Additional information is available at www.pediatrix.com.

    Certain statements and information in this press release may be deemed to be "forward-looking statements" within the meaning of the Federal Private Securities Litigation Reform Act of 1995. Forward-looking statements may include, but are not limited to, statements relating to our objectives, plans and strategies, and all statements (other than statements of historical facts) that address activities, events or developments that we intend, expect, project, believe or anticipate will or may occur in the future are forward-looking statements. These statements are often characterized by terminology such as "believe", "hope", "may", "anticipate", "should", "intend", "plan", "will", "expect", "estimate", "project", "positioned", "strategy" and similar expressions, and are based on assumptions and assessments made by Pediatrix's management in light of their experience and their perception of historical trends, current conditions, expected future developments and other factors they believe to be appropriate. Any forward-looking statements in this press release are made as of the date hereof, and Pediatrix undertakes no duty to update or revise any such statements, whether as a result of new information, future events or otherwise. Forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties. Important factors that could cause actual results, developments, and business decisions to differ materially from forward-looking statements are described under "Risk Factors" in Pediatrix's most recent Annual Report on Form 10-K.

    CONTACT: Pediatrix Medical Group, Inc., Fort Lauderdale
             Bob Kneeley, 954-384-0175, x-5300
             bob_kneeley@pediatrix.com